Exhibit (d)(ee)(5)

AMENDMENT NO. 4 TO

PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT made effective the 9th day of December, 2015, to the Portfolio Management Agreement made May 1, 2009, as amended, (the “Agreement”), by and among UBS Asset Management (Americas), Inc., a Delaware corporation (the “Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below and in prior amendments (together, the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager, and Fund (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.        All references to “UBS Global Asset Management (Americas), Inc.” are hereby replaced with “UBS Asset Management (Americas), Inc.”

2.        The first paragraph of Section 2, titled Portfolio Manager Duties is hereby deleted and replaced with the following:

Portfolio Manager Duties. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Investment Adviser, the Portfolio Manager will render investment advisory services to each Fund. The Portfolio Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of a Fund’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent permitted in a Fund’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of a Fund should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of a Fund. To the extent permitted by the written investment policies of a Fund as reflected in the Trust’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement, the Portfolio Manager shall make decisions for a Fund as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Fund. With respect to trading in restricted currencies or when foreign exchange trading has been otherwise directed by the Portfolio Manager to the Fund’s custodian, however, the Portfolio Manager shall review any trades executed by a respective Fund’s custodian to determine that they are reasonable and are in the best interest of the Fund and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Portfolio Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Portfolio Manager determines is in the best interest of the Fund in accordance with the Portfolio Manager’s proxy voting policy. To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and SAI in its Registration Statement, the Portfolio Manager is authorized, on behalf of the Fund, to enter into derivatives agreements (e.g., futures account agreements, MSFTA master agreements, ISDA master agreements and related documents) and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures. The Portfolio Manager is also authorized, on behalf of a Fund, to (i) enter into brokerage agreements and other agreements and execute any documents required to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Portfolio Manager is authorized to effect cross transactions between a Fund and other accounts managed by the Portfolio Manager and its affiliates in accordance with Trust Procedures.

3.        Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the beginning of the 3rd line and replacing it with the following:

“Section 1297 of the Code”

4.        The following is added to the end of subsection 2(e):

“Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting loss incurred by the Fund unless such loss was a direct result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

5.        Subsection 2(f) is hereby deleted in its entirety and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of a Segment’s or Portfolio’s holdings or other assets of a Segment or Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Fund:

i.      promptly notifying the Investment Adviser in the event the value of any holding of a Segment or Portfolio does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Fund’s valuation policy and procedures or under those policies and procedures of the Portfolio Manager used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii.      verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Fund’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii.      designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.      upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by a Segment or Portfolio; and

v.      maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in a Segment or Portfolio having a “material pricing error” (as defined in the Funds’ Pricing Error Policy), Portfolio Manager shall be responsible for any resulting loss incurred by the Fund as a result of a late reported (or non-reported) Fair Valuation Event.”

6.        The following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Portfolio Manager shall not redact any information from the reports that would reasonably be considered relevant information to the Investment Adviser or the Fund for the purpose of the examination, including name or title of a person.”

7.        Subsection 2(v) is hereby deleted in its entirety and replaced with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund. The Portfolio Manager will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund.”

8.        The following is added as new subsection 2(aa):

“will (i) identify each position in a Segment or Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

9.        The following is added as new subsection 2(bb):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Portfolio Manager will make available to the Fund and the Investment Adviser information regarding the Portfolio Manager’s BCP, including a plan summary as well as the results of any recent testing.”

10.        The following is added as new subsection 2(cc):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Segment or Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Portfolio Manager does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Portfolio Manager will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Portfolio Manager agrees it will use reasonable efforts to refrain from executing Segment or Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.”

11.      The following is added as new subsection 2(dd):

“will take no actions that would cause a Segment or Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Portfolio Manager will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Portfolio Manager regarding the selection, quality, or rate of return of any specific investment or group of investments held by a Segment or Portfolio. In addition, the Portfolio Manager will disregard any communications from a Contract

Holder (including unsolicited communications) when making investment decisions for a Segment or Portfolio. The Portfolio Manager represents and warrants that no current or future portfolio manager for a Segment or Portfolio is or will be a Contract Holder and that the Portfolio Manager has processes in place to prevent a portfolio manager for a Segment or Portfolio from being a Contract Holder.”

12.      In Section 4, titled Expenses, the following is added to the end of the second sentence:

“, provided, however that Investment Adviser shall provide written support for such cost at Portfolio Manager’s request for any event exceeding Ten Thousand Dollars ($10,000).”

13.      Section 7, titled Compliance, in the second paragraph, the first sentence after “SEC” and before “has censured”, the following is added:

“, CFTC, or any banking or other regulatory body”

14.      The following is added as a new paragraph (b) in Section 13, titled Liability:

“Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.”

15.      In Section 14, titled Indemnification, subsection (iv) is added to the end of both paragraphs (a) and (b):

“, or (iv) are based upon breach of its fiduciary duties to the Fund or violation of applicable law”

16.      The following is added to the end of Section 18, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

17.      In Section 20(a), titled Miscellaneous, is hereby amended by deleting the phrase “governed by the laws of California” in the first sentence and replacing it with the following: “governed by the laws of Delaware”

18.      The following is added to the end of Section 21, titled Confidentiality:

“To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 21 for any unauthorized disclosure of Confidential Information by such recipient third party.”

19.      Section 22, titled Other Regulatory Matters, is hereby deleted in its entirety and replaced with the following:

“The Investment Adviser represents and warrants that (1) it and each Segment or Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Portfolio Manager reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Segment or Portfolio for which the Investment Adviser has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Segment or Portfolio, to then register and operate as a commodity pool operator on behalf of the Segment or Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of a Segment or Portfolio, operate such Segment or Portfolio under an exclusion or exemption from registration with the CFTC.”

Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Remainder of page left intentionally blank, with signature page to follow]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

UBS ASSET MANAGEMENT (AMERICAS), INC.

By: /s/ Jennifer Wily
Name: Jennifer Wily
Title: Executive Director

By: /s/ Nicholas Griparich
Name: Nicholas Griparich
Title: Executive Director

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary